EXHIBIT 4.2

PROMISSORY NOTE

THIS NOTE AND THE INDEBTEDNESS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATED IN PAYMENT TO THE OBLIGATIONS OF THE COMPANY TO ACF FINCO I LP PURSUANT TO THE TERMS AND PROVISIONS OF A SUBORDINATION AGREEMENT DATED OCTOBER 2, 2015 BETWEEN ACF FINCO I LP AND JAX LEGACY – INVESTMENT 1, LLC, THE ORIGINAL HOLDER OF THIS NOTE.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THIS NOTE MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

GENERAL EMPLOYMENT ENTERPRISES, INC.

PROMISSORY NOTE

$4,185,000	October 2, 2015

FOR VALUE RECEIVED, General Employment Enterprises, Inc., an Illinois corporation (the “Company”), having its principal place of business and executive offices at 184 Shuman Blvd., Ste. 420, Naperville, IL 60563, hereby promises to pay to JAX Legacy – Investment 1, LLC, a Florida limited liability company (“Investor”), or its registered assigns, in lawful money of the United States of America the principal sum of Four Million One Hundred Eighty-Five Thousand Dollars ($4,185,000), or such lesser amount as shall equal the outstanding principal amount hereof, together with any interest that may accrue from the date first written above (the “Issuance Date”) on the unpaid principal balance at an uncompounded rate per annum equal to 14%, computed on the basis of the actual number of days elapsed and a year of 365 days. Subject to the terms of this Promissory Note (this “Note”), the outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, shall be due on the third anniversary of the Issuance Date (the “Maturity Date”).

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1. Payments and Contingencies.

(a) Interest. Interest on this Note shall be payable as follows:

(i) 10% interest per annum on the outstanding principal balance of the Note shall be payable quarterly in arrears, in cash, on each December 30th, March 30th, June 30th, and September 30th, until the Maturity Date.

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(ii) 4% interest per annum until the Maturity Date on the original principal balance of the Note ($502,200), shall be paid in advance on the Issuance Date, through the issuance to Investor of 913,091 shares of the Company’s common stock (the “Shares”).

(b) Voluntary Prepayment. The Company may prepay the principal and interest under this Note at any time, without penalty, provided, however, the Shares paid pursuant to Section 1(a)(ii) shall be deemed paid in full and earned upon issuance.

(c) Cancellation of Note. Upon payment in full of the outstanding principal balance of this Note, and accrued and unpaid interest, this Note will be automatically cancelled and the Company’s payment obligations hereunder will be extinguished.

2. Restrictions. This Note and the Shares are being issued in reliance upon the exemption provided for by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D and the rules and regulations promulgated thereunder and similar exemptions provided under state securities laws, and shall be restricted securities containing standard restrictive legends.

3. Subordination. All rights of Investor hereunder are expressly subordinate and subject to the rights of ACF Finco I, LLC, the Company’s senior lender, pursuant to the terms of that certain Subordination and Intercreditor Agreement, by and between the Company, Investor, and ACF Finco I, LLC, dated concurrently herewith.

4. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) Failure to Pay. The Company shall fail to pay any obligation under this Note when due, provided such obligation remains unpaid for five days after such payment is due; or

(b) Material Breach. The Company shall materially breach any of its covenants, representations or warranties contained in this Note, the Subscription Agreement, or the Registration Rights Agreement, by and between the Investor and the Company, and such breach shall continue for 20 business days after the Company’s receipt of written notice to the Company of such failure.

5. Rights of Investor upon Default. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, Investor may, by written notice to the Company, declare all outstanding amounts due under this Note immediately due and payable in cash, including all and any costs, expenses and fees in connection with enforcement of this Note (including any all and any out-of-pocket costs, expenses and fees incurred in connection with asserting, appealing, defending or investigating any claim or dispute under this Note, including reasonable attorneys’ costs, expenses and fees, whether or not there is a lawsuit and including bankruptcy and insolvency proceedings), and the Investor may exercise any and all remedies available to Investor under applicable law. The remedies of Investor will be concurrent and cumulative and may be pursued singularly, successively or together, at the absolute and sole discretion of Investor, and may be exercised as often as the occasion therefor will arise. No single or partial exercise of any remedy or right will exhaust it or preclude any other or further exercise thereof, and Investor may exercise every remedy and right at any time and from time to time.

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6. Miscellaneous.

(a) Successors and Assigns; Transfer of this Note.

(i) Subject to the restrictions on transfer described in this Section 6(a), the rights and obligations of the Company and Investor shall be binding upon and benefit the successors, permitted assigns, heirs, administrators and transferees of the parties. The Company may not assign this Note without the prior written consent of Investor, which consent will not be unreasonably conditioned, delayed or withheld, except that the Company may assign this Note and its duties, liabilities, obligations, powers, privileges and rights contained in this Note to any person succeeding to all or any substantial portion of the Company’s assets or business.

(ii) With respect to any offer, sale or other disposition of this Note or the Shares, Investor will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Investor’s counsel (if requested by the Company), or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Investor that Investor may sell or otherwise dispose of this Note or the Shares, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 6(a) that the opinion of counsel for Investor, if so requested, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Investor promptly after such determination has been made. Any Note or Shares thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. If applicable, the Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note and the Shares shall be registered upon registration books maintained for such purpose by or on behalf of the Company. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary. Any transfer of this Note and the Shares that is not made in compliance with the provisions of this Section 6(a) shall be null and void.

(b) Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Investor.

(c) Notices. Any notice, request or other communication required or permitted hereunder will be in writing and be deemed to have been duly given (i) when personally delivered, sent by email, or sent by facsimile transmission (the receipt of which is confirmed in writing), (ii) one business day after being sent by a nationally recognized overnight courier service or (iii) five business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at their respective addresses set forth below.

If to the Company:	General Employment Enterprises, Inc. 184 Shuman Blvd., Ste. 420 Naperville, IL 60563 Attention: Andrew Norstrud, CFO

If to Investor:	JAX Legacy – Investment 1, LLC One Independent Drive, Suite 1200 Jacksonville, FL 32202 Attention: G. Ray Driver, Jr.

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(d) Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(e) Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflicts of law provisions of the State of Florida, or of any other state.

(f) Waiver of Jury Trial; Judicial Reference. By acceptance of this Note, Investor hereby agrees and the Company hereby agrees to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Note.

(g) Attorneys’ Fees. If the amounts due under this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings, or if this Note is placed in the hands of an attorney for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by Investor.

(h) Indemnity. If, after receipt of any payment of, or proceeds applied to the payment of, all or any part of the amounts due under this Note, Investor is for any reason compelled to surrender such payment or proceeds because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the amounts due under this Note or part thereof intended to be satisfied shall be revived and continue, and this Note shall continue in full force as if such payment or proceeds had not been received by Investor, and the Company shall be liable to pay to Investor, and indemnify and hold Investor harmless for, the amount of such payment or proceeds surrendered.

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The Company has caused this Note to be issued as of the date first written above.

GENERAL EMPLOYMENT ENTERPRISES, INC. An Illinois corporation

By:
Name:	Andrew Norstrud
Title:	Chief Financial Officer

Investor agrees to be bound by the provisions of this Note applicable to Investor.

JAX LEGACY – INVESTMENT 1, LLC A Florida limited liability company

By:	Jax Legacy Manager, LLC, its Manager

By:
G. Ray Driver, Jr., its Manager

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